Exhibit 99.1

TFS: Toyota to Establish New North American Headquarters

TORRANCE, Calif., April 28, 2014 – Toyota Financial Services (TFS) today announced that the company will relocate its North American headquarters to North Dallas (Plano), Texas. The move—which is not expected to begin until 2017—is designed to better serve customers and position Toyota for sustainable, long-term growth.

TFS plans to relocate its headquarters to Plano in order to join Toyota Motor Sales, U.S.A., Inc. (TMS); Toyota Motor Engineering & Manufacturing North America, Inc. (TEMA); and Toyota Motor North America (TMA) as the Toyota affiliates unify their respective headquarters there to create a single, state-of-the-art Toyota headquarters and pursue the One Toyota vision in North America.

There are approximately 1,000 employees at TFS’ Torrance, Calif. headquarters; all who are in good standing will be offered an industry-leading relocation or retention package. “We hope all of our headquarters-based associates decide to join us on this journey,” said Mike Groff, TFS president and CEO.

The company noted that associates at TFS’ regional offices, sales offices and service centers, including those located in California—as well as Toyota Financial Savings Bank (TSFB) in Henderson, Nev.—will not be relocating.

The headquarters relocation will not change TFS’ corporate or leadership structure—the company will remain a part of the global network of comprehensive financial services offered by Toyota Financial Services Corporation (TFSC), a wholly-owned subsidiary of Toyota Motor Corporation (Japan) and independent from Toyota’s North American affiliates.

In explaining the rationale behind TFS’ relocation, Groff said, “Toyota Financial Services exists to support the sales of Toyota, Lexus and Scion vehicles. We would not have been the number one auto finance company by volume last year had it not been for the partnership with Toyota Motor Sales. So for us, when TMS, TEMA and TMA decided to bring their sales, manufacturing and corporate functions together in a new, shared campus, our ‘Partner of Choice’ strategy dictated that we join them. Both to support them, AND to benefit from co-locating with them.”

Toyota will construct a new, state-of-the-art campus facility in Plano, which is expected to take two or more years to construct after groundbreaking in the fall of 2014. The vast majority of the Torrance-based TFS associates who choose to relocate are not likely to move until some time in 2017 when the new headquarters is expected to be fully operational and the affiliate partners are in place.

“Since we began operations in 1983, Toyota Financial Services has been unwavering in its collective pursuit of Akio Toyoda’s vision of ‘Always Better Cars’ and our vision of ‘Always Better Service.’ The decision to join the other Toyota North American affiliates in a new Texas-based headquarters is rooted in our mission. This relocation underscores our strong partnership with our sales and manufacturing affiliates and our shared commitment to better serve customers and position Toyota for sustainable, long-term growth in North America,” Groff concluded.
TFS noted that it will continue to have a strong presence in California—with a regional office in Anaheim as well as sales offices throughout the state. Across all Toyota affiliates, approximately 2,300 associates will remain in California after the relocation is completed.

Additionally, in recognition of the company’s strong ties to the communities where it operates, Groff affirmed that TFS would continue to invest significantly in local community partners in California long after its headquarters relocation. Concurrently with the relocation announcement, Toyota also announced a $10 million philanthropic commitment over and above existing commitments for local non-profits and community organizations in California and Kentucky over a five-year period beginning in 2017.

Toyota Financial Services (TFS) is a service mark used to refer to a number of entities, including Toyota Motor Credit Corporation (TMCC), Toyota Financial Savings Bank (TFSB), and Toyota Motor Insurance Services, Inc. (TMIS).

For more information about TFS’ headquarter relocation, please visit www.TFSNextChapter.org.